Exhibit 99.1

Corporate Headquarters: 1475 South Bascom Avenue, Suite 101, Campbell, CA  95008

Westinghouse Solar Receives Delisting Notification

Company Plans to Request Compliance Hearing

CAMPBELL, Calif., Dec. 30, 2010 -- Akeena Solar, Inc. d/b/a Westinghouse Solar, (Nasdaq:WEST), a manufacturer and distributor of solar power systems, today announced that the Company received written notification on December 29, 2010 from the Listing Qualifications Department of The NASDAQ Stock Market LLC stating that the Company’s common stock is subject to delisting from The NASDAQ Capital Market, pending the Company’s opportunity to request a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”).

As previously disclosed, on July 2, 2010, the Company received a notice from the Staff stating that the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing on The NASDAQ Capital Market set forth in Listing Rule 5550(a)(2).  The notice indicated that the Company had been granted 180 calendar days, or until December 28, 2010, to regain compliance.  The notice received on December 29, 2010 informed the Company of the Staff Determination that the Company had not regained compliance with the minimum bid requirement, and that its common stock is therefore subject to delisting from The NASDAQ Capital Market.

The Company intends to request a hearing before the Panel to review the Staff Determination, which will stay any action with respect to the Staff Determination and allow the continued listing of the Company’s common stock on The NASDAQ Capital Market until the Panel renders a decision subsequent to the hearing. At the hearing, the Company intends to present a plan to regain compliance and to request that the Panel allow the Company additional time within which to regain compliance. There can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Capital Market.

About Akeena Solar, Inc. d/b/a Westinghouse Solar (Nasdaq:WEST)

Westinghouse Solar is a manufacturer and distributor of solar power systems. Award winning Westinghouse Solar Power Systems provide a leading combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7801

Contact:
Westinghouse Solar
Barry Cinnamon, Chief Executive Officer
(408) 402-9400
bcinnamon@westinghousesolar.com